Exhibit 99.2

LATTICE SEMICONDUCTOR PRICES $200 MILLION
CONVERTIBLE SUBORDINATED NOTES OFFERING

HILLSBORO, Ore. – June 17, 2003 – Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced the pricing of its offering of $200 million of Zero Coupon Convertible Subordinated Notes due July 1, 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Lattice has also granted the initial purchaser a 30-day option to purchase up to an additional $30 million in principal amount of notes in connection with the offering. The offering is expected to close on June 20, 2003, subject to customary closing conditions.

The notes will not bear interest, will be convertible into Lattice common stock at an initial conversion price of $12.06 per share and will be subordinated to all senior debt of the company.  Holders of the notes may convert their notes only if (i) the price of Lattice common stock reaches a specified threshold, (ii) the notes are called for redemption, (iii) specified corporate transactions occur or (iv) the trading price for the notes falls below certain thresholds.  Holders of the notes will have the right to require Lattice to repurchase the notes on July 1, 2008, at a price equal to 100% of the principal amount.  Lattice may redeem the notes for cash on or after July 1, 2008 at a price equal to 100% of the principal amount.

Lattice intends to use the net proceeds of the offering to redeem all of its outstanding 4¾% Convertible Subordinated Notes due 2006, for working capital and for other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.